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                                                                   EXHIBIT 10.2


                  THIS AGREEMENT is made as of March 17, 1995 between PALL CORPORATION, a New York Corporation (the "Company"), and DAVID B. PALL ("Executive").

                  WHEREAS, the parties hereto are parties to a Restated Employment Agreement dated August 1, 1982 as amended by an Amendment dated March 31, 1992, an Amendment dated December 10, 1992 and an Agreement dated July 31, 1992 (said Restated Employment Agreement as so amended is hereinafter called the "Agreement"), and

                  WHEREAS, said Amendment dated March 31, 1992 provides for medical coverage for Executive and his spouse during his lifetime, so that such coverage for Executive's spouse would terminate upon his death, and it has now been decided that the intention of the parties was to have such medical coverage continue for the lifetime of Executive's spouse irrespective of whether Executive predeceases his spouse, and the parties desire to amend the Agreement to carry out their original intention,

                  NOW, THEREFORE, the parties hereto agree that the Agreement is hereby further amended by revising the paragraph added to Section 5 by said Amendment dated March 31, 1992 to read and provide as follows:

                  "(g) Beginning August 1, 1992, the Company at its sole expense shall provide "full medical coverage" (as hereinafter defined) for Executive during his lifetime and for his spouse during her lifetime. As used herein, "full medical coverage" means coverage which, when taken in conjunction with any
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government-financed medical coverage available to Executive and/or his spouse, will pay or reimburse Executive or his spouse for all "Medical Expenses", which term as used herein means and includes all costs of doctors, hospitalization and related services incurred by Executive or his spouse, provided, however, that neither Executive nor his spouse shall be required to participate in or utilize any government-financed medical coverage or scheme (i) which does not allow the participants a free choice of doctors and hospitals or (ii) which is available only if the participant passes a "means test," i.e., has assets or income below a specified level. The Company shall have the option of providing such coverage either through insurance (a group policy or an individual policy, at the Company's option) or if for any reason such insurance coverage is not available or is deemed by the Company to be unduly expensive, the Company shall itself pay or reimburse Executive or his spouse for all Medical Expenses in excess of the portion thereof paid by any government-financed coverage which Executive or his spouse, as the case may be, is obligated to utilize under the preceding provisions of this paragraph. The reimbursement provided for herein shall be paid to Executive with respect to medical expenses incurred by Executive or his spouse during Executive's lifetime and shall be paid to Executive's spouse with respect to medical expenses incurred by her after Executive's death."



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        Except as hereinabove amended, the Agreement is hereby ratified and confirmed and shall remain in full force and effect in accordance with its terms as amended hereby.

                                              PALL CORPORATION



                                              By:  /s/ Jeremy Hayward-Surry
                                                   -----------------------------
                                                            President

                                                   /s/     David B. Pall
                                                   -----------------------------
                                                           David B. Pall